Exhibit 99.1

NYSE to Suspend Centerline Holding Company and Moves to Remove it from the List

NEW YORK, December 1, 2008 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the Common Shares of Beneficial Interest (“common stock”) of Centerline Holding Company (the "Company") – ticker symbol CHC – should be suspended prior to the market opening on Monday, December 8, 2008. The Company expects to commence trading on the over-the-counter (OTC) market that same day under a symbol yet to be determined.

The decision to suspend the Company’s common stock was reached in view of the fact that the Company has recently fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for listing.

The Company had previously fallen below the NYSE’s continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period, as well as average global market capitalization over a consecutive 30 trading day period of not less than $75 million and latest reported shareholders’ equity of not less than $75 million.  The Company was in the process of submitting business plan materials, however, in light of the subsequent non-compliance with the aforementioned minimum market capitalization standard, this plan process is no longer available.

The NYSE will make the appropriate filings with the U.S. Securities and Exchange Commission pending the completion of its applicable procedures, as the Company has informed the NYSE that it will not challenge this determination. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contact:
Hande Tuney
212.588.2077